Exhibit 10.18

Lee Bell	March 16, 2004

Re: Employment Agreement

Dear Lee

This is to set forth the principal terms of an employment relationship between you and Geophysical Development Corporation (the “Company”).  Please review the following and, if acceptable, please indicate your acceptance in the place marked below.

1.               Your position will be President of Geophysical Development Corporation (GDC), a wholly owned subsidiary of Geokinetics, Inc.  You will devote substantially all of your business time and attention and best efforts to the affairs of GDC.  You will start employment on April 1, 2004.

2.               You will be paid an annual salary at a rate of $190,000 plus reimbursement of business expenses against proper vouchers in accordance with Company policy.  Your salary will be reviewed annually.  You will receive a $10,000 signing bonus.

3.               You will be granted options to purchase common stock of Geokinetics Inc. at a purchase price per share equal to the fair market value of such stock as determined by the Board on the date of award.  Your grant will represent an option to purchase 350,000 shares of Geokinetics Inc. common stock.  Vesting will take place over three years in three equal installments.  The first installment shall vest one year from the date of award, the second installment twenty-four months from the date of award and the final installment thirty-six months from the date of award.  The term of theses options shall be for a ten-year period from the date of award.

4.               In addition to your salary, you will be eligible to participate in an executive incentive program where you could earn additional sums as a bonus based upon the annual performance of Geokinetics in relation to its cash flow.  Cash flow would be earnings before depreciation, interest and taxes, less capex budget overages not previously approved by the Board of Directors (“EBITDA” less Capex overages).  An annual bonus pool will be established for Executives and key employees consisting of 5% of the difference of EBITDA less CAPEX overages (“Bonus Pool”).  If earnings from operations are negative, no bonus will payable.  The allocation of this pool among the Executives and key employees would be determined by the Board of Directors and would be paid within 90 days after the end of the bonus earning year.  The maximum award you can receive is two times your annual base salary.  For the 2004 award year, paid in 2005, you will receive no less than $20,000 bonus.

5.               Should the Company sever your employment for any reason, other than for cause, you would be entitled to receive as compensation a sum equal to 1 times the sum of your annual salary and most recent bonus, and the Company will pay for your medical insurance coverage at your then existing level for a period of 1 year.

6.               After 3 months employment and in the event there is a change of control which results in a material negative change in your job scope or remuneration package, and in the absence of termination for cause, you will have the right to terminate your employment and receive a severance package equal to 1.5 times your base salary.  If you terminate under this change of control clause, there will be no non-compete restrictions.

7.               You will agree not to compete in the seismic service industry during your employment and for a period of two years after termination if you voluntarily leave the company.  If you are terminated at the company’s initiation, this non-compete requirement will no longer be in force.  The non-compete would be restricted to the areas where the Company is operating at the time of your termination.  You will agree to execute Company non-disclosure and confidentiality agreements with respect to disclosure of Company proprietary or confidential information.

8.               You will be entitled to the same employment benefits accorded to executives of the Company generally, including a monthly car allowance of $400.  You will be entitled to 4 weeks of paid vacation, prorated over an annual employment year if less than twelve months.  The company will pay you $700 per month for your medical insurance needs and will not provide other medical insurance for you under the company’s policy.

9.               The term of this agreement shall for a period of three years effective from your date of hire.

I look forward to continuing to profitably grow our business together.

Sincerely,

/s/ David A. Johnson

David A. Johnson
President & CEO, Geokinetics

Agreed and accepted
24 day of March, 2004

/s/ Lee Bell
Lee Bell